Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated November 10, 2014, with respect to the statement of revenues and direct operating expenses of the Eastern Shelf Permian Properties, included in the Current Report of Mid-Con Energy Partners, LP on Form 8-K/A dated November 10, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Mid-Con Energy Partners, LP on Form S-3 (File No. 333-195669) and Form S-8 (File No. 333-179161).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

November 10, 2014